The Goldman Sachs Group, Inc. — 85 Broad Street — New York, New York 10004

EXHIBIT 99.1

GOLDMAN SACHS ANNOUNCES MANAGEMENT CHANGES

NEW YORK, December 18, 2003 — The Goldman Sachs Group, Inc. (NYSE: GS) today announced that Lloyd C. Blankfein will become the firm’s President and Chief Operating Officer, upon John A. Thain becoming Chief Executive Officer of the New York Stock Exchange on January 15, 2004.

“With a career of over 20 years in the securities industry, Lloyd has extensive insights into the markets and our business, as well as a deep commitment to Goldman Sachs, our clients and our people,” said Henry M. Paulson, Jr., Chairman and Chief Executive Officer. “I look forward to working with him in this new partnership.”

On John Thain’s departure, Mr. Paulson said, “John has distinguished himself throughout his career by his rigorous intellect and personal character. While we are sorry to see him leave Goldman Sachs, the New York Stock Exchange is fortunate to gain such an able and effective leader.”

In addition, Goldman Sachs today announced that Robert K. Steel will step down as a Vice Chairman of the firm and member of the Management Committee on January 31, 2004. At that time, he will become an advisory director and serve as the non-executive chairman of the securities businesses. In addition, he will also accept an appointment as a Senior Fellow at the Center for Business and Government at the John F. Kennedy School of Government at Harvard University.

“Over the course of his 27-year career, Bob has had an enduring impact on Goldman Sachs, helping to build our global equities franchise and establish the firm’s international footprint,” said Mr. Paulson. “On behalf of the entire firm, we want to thank him for all of his many important accomplishments and look forward to working with him in this new role.”

Mr. Blankfein, who received an A.B. from Harvard College and a J.D. from Harvard Law School, joined the firm as a salesperson in 1982 from a private law firm. He was named co-head of the J. Aron Currency and Commodities Division in 1994, and co-head of FICC upon its formation in 1997. He became a Vice Chairman in 2002 with management responsibility for the Equities and Fixed Income, Currency and Commodities Divisions. He was named a Partner of Goldman Sachs in 1988 and a member of the firm’s Management Committee in 1999. Mr. Blankfein was elected to serve as a Director of The Goldman Sachs Group, Inc. on April 1, 2003.

Mr. Steel, who received a B.A. from Duke University and an M.B.A. from the University of Chicago, joined the firm in 1976 in the Chicago office. He spent most of his career in what is now the firm’s Equities Division, first in Chicago and beginning in 1986 in London. He was named a Partner of Goldman Sachs in 1988 and shortly thereafter was appointed head of the Equities Division in Europe. In 1994, he relocated to New York, where he assumed responsibility for all institutional equities in the United States. He became co-chief operating officer of the Equities Division in 1996 and co-head of the division in 1998. He joined the firm’s Management Committee in 1999. Mr. Steel became a Vice Chairman in 2002 with management responsibility for the Equities and Fixed Income, Currency and Commodities Divisions.

Goldman Sachs is a leading global investment banking, securities and investment management firm that provides a wide range of services worldwide to a substantial and diversified client base that includes corporations, financial institutions, governments and high net worth individuals. Founded in 1869, it is one of the oldest and largest investment banking firms. The firm is headquartered in New York and maintains offices in London, Frankfurt, Tokyo, Hong Kong and other major financial centers around the world.

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